UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                             Dirt Motor Sports, Inc.
   --------------------------------------------------------------------------

                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
   --------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    10170Q105
                         ------------------------------
                                 (CUSIP Number)

                                 August 16, 2005
   --------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

            [ ]  Rule 13d-1(b)

            [X]  Rule 13d-1(c)

            [ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10170Q105                 SCHEDULE 13G            Page  2  of 5  Pages
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   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DTMFS LP
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)   [ ]
                                                              (b)   [ ]
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   3    SEC USE ONLY
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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
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                         5    SOLE VOTING POWER

   NUMBER OF                  651,696
    SHARES          ------------------------------------------------------------
 BENEFICIALLY            6    SHARED VOTING POWER
   OWNED BY
     EACH                     0
   REPORTING        ------------------------------------------------------------
    PERSON               7    SOLE DISPOSITIVE POWER
     WITH
                              651,696
                    ------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        651,696
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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
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  12    TYPE OF REPORTING PERSON*

        PN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 10170Q105                 SCHEDULE 13G               Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

            Dirt Motor Sports, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2500 McGee Drive, Suite 147
            Norman, Oklahoma 73072

Item 2(a).  Name of Person Filing.
Item 2(b).  Address of Principal Business Office or, if None, Residence.
Item 2(c).  Citizenship.

            DTMFS LP
            327 Seneca Lane
            Boca Raton, Florida 33487
            Delaware limited partnership

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share

Item 2(e).  CUSIP Number:

            10170Q105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable

Item 4.     Ownership.

            The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1 as of August 16, 2005:

            (a)   Amount beneficially owned: 651,696 shares of Common Stock.

            (b)   Percent of Class: 5.2%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 651,696

                  (ii)  shared power to vote or direct the vote:   0

                  (iii) sole power to dispose or direct the disposition of:
                        651,696

CUSIP No. 10170Q105                 SCHEDULE 13G               Page 4 of 5 Pages
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                  (iv)  shared power to dispose or direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            Certification pursuant to ss.240.13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 10170Q105                 SCHEDULE 13G               Page 5 of 5 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Dated:  August 31, 2005

                                                DTMFS LP


                                                By: /s/ Brian M. Herman
                                                   -----------------------------
                                                   Name:  Brian M. Herman
                                                   Title: Managing Member